EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)

                                                       Three Months Ended     Nine Months Ended
                                                          September 30,         September 30,
                                                        1995        1994      1995        1994
      Computation for Consolidated Statements of Income:
        Net income                                    $ 4,440     $ 3,883    $19,006    $11,400
                                                      =======     =======    =======    =======

        Weighted average common shares                  8,146       8,086      8,130      8,066
                                                      =======     =======    =======    =======

        Earnings per share                              $0.55       $0.48      $2.34      $1.41
                                                      =======     =======    =======    =======

    Additional Primary Computation (1):
        Weighted average common shares per above        8,146       8,086      8,130      8,066
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                   157          79        153         74


        Weighted average common shares, as adjusted     8,303       8,165      8,283      8,140
                                                      =======     =======     ======    =======

        Primary earnings per share                      $0.53       $0.48      $2.29      $1.40
                                                      =======     =======     ======    =======

   Fully Diluted Computation (1):
        Weighted average common shares per above        8,146       8,086      8,130      8,066

        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                   158          96        162         91



        Weighted average common shares, as adjusted     8,304       8,182      8,292      8,157
                                                      =======     =======     ======    =======


        Fully diluted earnings per share                $0.53       $0.47      $2.29      $1.40
                                                      =======     =======     ======    =======

   [FN]
   (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.